EXHIBIT 11

                                  SPARTA, INC.


                 EXHIBIT TO CONSOLIDATED FINANCIAL STATEMENTS

                       COMPUTATION OF PER SHARE EARNINGS



                                                THREE MONTHS ENDED JUNE 30       SIX MONTHS ENDED JUNE 30
                                                --------------------------      --------------------------
                                                    1996           1995            1996            1995
                                                ----------      ----------      ----------      ----------
PRIMARY

  Net income from Operations                    $  937,000      $  205,000      $1,622,000      $  485,000

  Interest and accretion                            79,000              --        (140,000)             --
                                                ----------      ----------      ----------      ----------
  Net income (Note 1)                           $1,016,000      $  205,000      $1,482,000      $  485,000
                                                ==========      ==========      ==========      ==========

  Average shares outstanding                     6,008,000       6,394,000       5,994,000       6,364,000

  Dilutive stock options -- based on the
    treasury stock method using the average
    established price
                                                ----------      ----------      ----------      ----------

        Total                                    6,008,000       6,394,000       5,994,000       6,364,000
                                                ----------      ----------      ----------      ----------

  Per share amounts                             $     0.17      $     0.03      $     0.25      $     0.08
                                                ==========      ==========      ==========      ==========

FULLY DILUTED

  Net income from Operations                    $  937,000         205,000      $1,622,000      $  485,000

  Interest and accretion                            79,000              --        (140,000)             --
                                                ----------      ----------      ----------      ----------
  Net income (Note 1)                           $1,016,000      $  205,000      $1,482,000      $  485,000
                                                ==========      ==========      ==========      ==========


  Average shares outstanding                     6,008,000       6,394,000       5,994,000       6,364,000

  Dilutive stock options -- based on the
    treasury stock method using the quarter
    end or exercise date established price
    if higher than the average established
    price
                                                ----------      ----------      ----------      ----------

        Total                                    6,008,000       6,394,000       5,994,000       6,364,000
                                                ----------      ----------      ----------      ----------

Per share amounts                               $     0.17      $     0.03      $     0.25      $     0.08
                                                ==========      ==========      ==========      ==========



Note 1 --  Net income has been adjusted for (1) interest expense (net of tax)
           resulting from the assumption that a portion of the proceeds received under option exercise has been used to retire debt and
           (2) accretion on Preferred Stock.